Exhibit 16.1

May 8, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Current Report on

Form 8-K dated May 3, 2002 of Penn Virginia Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Copy to: Mr. Frank A. Pici, Vice President and Chief Financial Officer